Certification by Attorneys

For the

Preparation of Information for N-SAR Filings for the Following Fund

For the Fiscal Period Ended 9/30/12:

Oppenheimer Municipal Fund on behalf of its series, Oppenheimer Limited Term

Municipal Fund

SEC rule 30b1-1 under the Investment Company Act of 1940 requires that all registered investment companies file a Form N-SAR report within 60 calendar days after a fund’s semiannual and annual period end.

The undersigned was responsible for reviewing a draft copy of the N-SAR filing captioned above, and hereby represents to the Registrant’s Principal Financial Officer and Principal Executive Officer that, to my knowledge and belief, the disclosures and information in the responses to the Form N-SAR items identified below, do not contain any untrue statement of a material fact nor omit to state any material fact nor omit to state any material fact necessary to make the statements made therein not misleading as of the date of the report:

•	Items 1B and 5 through 14, excluding question 9 – Fund information for file number, SBIC, UIT, series, advisers, sub-advisers, administrator, underwriter, agent, accountant, broker/dealers, etc.

•	Item 19 – Information for family of investment companies.

•	Item 27 – Open-end versus closed-end.

•	Items 45 through 53 – Information for advisory fee contracts and fee rates under the advisory fee contract.

•	Item 56 – Whether or not Advisor has any advisory clients other than investment companies.

•	Items 58 through 61 – Information on classification

•	Items 77 through 85, excluding question 79 – Information for attachments to N-SAR, subsidiaries, fidelity bonds and insurance policies.

This statement is provided solely to permit Registrant’s Principal Financial Officer and Principal Executive Officer to conduct their respective reviews in certifying Registrant’s Form N-SAR, and may not be relied upon by other persons or for any other purpose.

By:
	(Signature)	(Date)

Emily Ast
(Print Name)